Item 24.  Exhibit 8  i. h.

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT dated June 29, 2016 (“Amendment”), amends the Participation Agreement, dated April 26, 2006, as amended, (“Agreement”), by and among Massachusetts Mutual Life Insurance Company (“MMLIC” or the “Company”), a life insurance company organized under the laws of the Commonwealth of Massachusetts, on its own behalf and on behalf of its Separate Accounts ( “Account(s)”) as listed on the amended Schedule A dated June 29, 2016 of the Agreement, Voya Investors Trust (“Trust”) and Voya Investments Distributor, LLC (“Distributor”).

WHEREAS, the parties desire to amend the Agreement to, among other things: (1) add Voya Variable Portfolios, Inc. as a party to the Agreement; (2) redefine “Trust” as “Trusts”; (3) amend Schedule A to change the list of contracts; (4) amend Schedule B to add three additional Designated Portfolios and share classes; (5) replace the current Schedule D; ; (6) add a Force Majeure provision; and (7) clarify the damage provision.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.

Voya Variable Portfolios, Inc., an open-end management investment company organized as a Maryland corporation, is added to the Agreement. Voya Variable Portfolios, Inc. and Voya Investors Trust are each a “Trust” and collectively, the “Trusts”. All references to “the Trust” in the Agreement are hereby deleted and replaced with “the Trusts” or “each Trust”, as appropriate.

2.

Section 2.2 (h) is deleted and replaced with the following: “It is lawfully organized and validly existing under the laws of its state of organization and that it does and will comply in all material respects with the 1940 Act.”

3.	Schedule A of the Agreement is deleted in its entirety and replaced with the Schedule A, attached to this amendment as Appendix 1.

4.	Schedule B of the Agreement is deleted in its entirety and replaced with the Schedule B, attached to this amendment at Appendix 2.

5.	Schedule D of the Agreement is deleted and replaced the new Schedule D, found at Appendix 3 to this amendment.

6.	Section 2.1 is amended by adding the following as sub-section (e): “It is legally permitted to receive 12b-1 Distribution Fees.”

7.	Section 2.3 is amended to read as follows:

Subject to the qualifications below, as compensation for the services rendered herein and as set forth in Schedule D attached hereto and made a part of the Agreement, Distributor will pay to the Company, or its affiliate(s) as directed, a quarterly shareholder service fee (“Shareholder Service Fee”) and/or a distribution Rule 12b-1 fee (“Distribution 12b-1 Fee”) at the rate set forth in each applicable Portfolio’s Prospectus and related Plan, as further described in Schedule D. The Distributor, or its affiliate, agrees to notify the Company or its affiliate(s) as directed within a commercially reasonable

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amount of time of any change to the applicable Portfolio’s Shareholder Service Fee or Distribution 12b-1 Fee that occurs after the date of this Amendment. The Company acknowledges that any Shareholder Service Fee or Distribution 12b-1 Fee compensation paid to it and or its affiliates as directed will only be derived from applicable amounts paid to the Distributor from the applicable Portfolio. The Company also acknowledges and agrees that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Portfolio, and the Company and its affiliates agree to waive payment of such fee unless and until the Distributor has received payment from the applicable Portfolio.

7.	The following is added as Section 5.3 to Article V:

5.3 As compensation for the services rendered by MMLIC and/or its affiliate(s) pursuant to this Agreement (including those described in Schedule D), the Distributor shall pay the fees set forth in Schedule D in accordance with the instructions set forth in Schedule D.

8.	The following are added to Article XIV as Sections 14.12, 14.13 and 14.14:

14.12 The Company may hire or make arrangements for subcontractors, agents or affiliates to perform the services set forth in this Agreement. The Company shall provide the Trusts with written notice of the names of any subcontractors, agents or affiliates the Company hires or arranges to perform such services, and` any specific operational requirements that arise as a result of such arrangement. The Company agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by the Company in Section 8.1 of this Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of the Company.

14.13 In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, or power or other utility failures or damage or other cause reasonably beyond its control, such party will not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. In any such event, the relevant party will be excused from any further performance and observance of the obligations so affected (and from any related indemnity obligations under this Agreement) for as long as such circumstances prevail provided each party uses commercially reasonable efforts to recommence performance or observance as soon as practicable.

14.14 THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

7.   All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

8.   This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

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9.   All other terms and provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized signatories.

VOYA INVESTORS TRUST	VOYA INVESTMENTS DISTRIBUTOR, LLC

By:/s/ Robert P Terris	By: /s/ Robert P. Terris

Name: Robert P. Terris	Name: Robert P. Terris

Title: SVP	Title: Vice President

VOYA VARIABLE PORTFOLIOS, INC.	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY on its own behalf and on behalf of its Separate Accounts referenced in Amended Schedule A dated June 29, 2016, as set forth in Appendix 1 to this Amendment.

By: /s/ Robert P. Terris	By: /s/ Brian Haendiges

Name: Robert P. Terris	Name: Brian Haendiges

Title: SVP	Title: Senior Vice President

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Appendix 1

SCHEDULE A

Dated as of June 29, 2016

  Contracts:

  Any variable life or variable annuity contracts issued by the separate accounts referenced below.

  Separate Accounts:

  Massachusetts Mutual Variable Annuity Separate Account 4

  Massachusetts Mutual Variable Life Separate Account I

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Appendix 2

AMENDED SCHEDULE B

dated as of June 29, 2016

  Voya Investors Trust

VY Clarion Global Real Estate Portfolio - Class S – As of the effective date of this Amendment, and subject to change, the Shareholder Service Fee is       % of average daily net assets of the Portfolio attributable to the Separate Accounts listed on Amended Schedule A, dated as of June 29, 2016 and is subject to the conditions set forth in Section 2.3 of Article II of the Agreement, and in item III in Schedule D, dated as of June 29, 2016 to the Agreement.

  Voya Variable Portfolios, Inc.

Voya International Index Portfolio - Classes S, S2 and I

Voya Russell Small Cap Index Portfolio - Classes S, S2 and I

Voya Russell Mid Cap Index Portfolio - Classes S, S2 and I

As of the effective date of this Amendment, and subject to change, the 12b-1 Distribution Fee for Class S is     % and for Class S2 is     % of average daily net assets of the Portfolio attributable to the Separate Accounts listed on Amended Schedule A, dated as of June 29, 2016 and is subject to the conditions set forth in Section 2.3 of Article II of the Agreement, and in item III in Schedule D, dated as of June 29, 2016 to the Agreement. There is no 12b-1 Distribution Fee for Class I.

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Appendix 3

SCHEDULE D

dated as of June 29, 2016

Schedule D dated as of June 29, 2016 (“Schedule D”), which may be amended from time to time as mutually agreed upon by the Company and the Distributor, constitutes an integral part of this Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule D relates.

I.    Shareholder Services to Be Provided

The Company shall provide the shareholder services to each Trust, and any applicable portfolio of each Trust as set out in this Schedule D, as it may be amended from time to time, that are primarily intended to provide shareholder liaison services as set forth below.

The related shareholder services shall include without limitation:

(a)    Teleservicing support in connection with existing investments in the Designated Portfolio(s);

(b)    Delivery and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Designated Portfolio(s);

(c)    Facilitation of the tabulation of variable contract owners’ votes in the event of a meeting of Trust shareholders;

(d)    Receiving contract owners’ purchase and redemption requests for shares that reflect allocations to the Designated Portfolio(s);

(e)    Provision of support services including providing information about each Trust and its Designated Portfolio(s) and answering questions respecting each Trust and the Designated Portfolio(s), including questions respecting variable contract owners’ interest in one or more Designated Portfolio(s); and

(f)    Provision of other services as may be agreed to from time to time.

II.    Distribution Services to Be Provided

The Company and/or its affiliates, MML Distributors, LLC (“MMLD”), MML Investors Services, LLC (“MMLIS”) and MML Strategic Distributors, LLC (“MSD”) (MMLD, MMLIS and MSD are referred to as “its affiliates”), shall perform some or all of the following sales support services (“Distribution Services”) related to the distribution of shares to the Separate Accounts that invest in the Trusts, which shall include without limitation:

(a)    Preparing advertising, educational and marketing materials that lists the Trusts and Designated Portfolio(s);

(b)    Assisting Customers in completing application forms including allocations to the Trusts and Designated Portfolio(s);

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(c)    Developing, preparing, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trusts and Designated Portfolio(s);

(d)    Holding seminars and sales meetings designed to promote the sale of each Designated Portfolio’s shares; Providing a dedicated plan sponsor website;

(e)    Providing a dedicated Customer website;

(f)    Providing participant bench-marking tools, calculators and newsletters

(g)    Training sales personnel regarding a Trust; and

(h)    Any other activity that the Distributor determines is primarily intended to result in the sale of a Designated Portfolio’s shares, provided such activities are reasonable and that the Company and/or its affiliates are permitted to perform such activities under applicable statutes, rules and regulations.

III.     Shareholder Service and Distribution 12b-1 Fees

As compensation for the services provided under this Agreement (including those services described in this Schedule D), the Distributor shall pay the Company and/or its affiliates the fees set forth below.

(a)	Distribution 12b-1 Fee: Subject to the qualifications below, as compensation for the Distribution Services rendered herein, Distributor will pay Company a quarterly 12b-1 distribution fee at the rate set forth in each applicable Portfolio’s Prospectus and related Rule 12b-1 plan established pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) (the “Distribution 12b-1 Fee”). All such payments are to be directed to the Company’s affiliate, MSD, on MMLIS’s, MSD’s, MMLD’s and the Company’s behalf as set forth below in paragraph (f). The parties acknowledge that any Distribution 12b-1 Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Portfolio. The parties also acknowledge and agree that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Portfolio, and the Company agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Portfolio.

(b)	Shareholder Servicing Fee: Subject to the qualifications below, as compensation for the Shareholder Services rendered herein, Distributor will pay Company a quarterly shareholder service fee at the rate set forth in each applicable Portfolio’s Prospectus and related shareholder servicing plan (whether or not adopted pursuant to Rule 12b-1) (the “Shareholder Service Fee”). All such payments are to be directed to the Company as set forth in paragraph (e) below. The parties acknowledge that any Shareholder Service Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Portfolio. The parties also acknowledge and agree that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Portfolio, and the Company agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Portfolio.

(c)	Payment: Distributor will pay the Distribution 12b-1 Fee and the Shareholder Servicing Fee within 30 days of the end of each calendar quarter, will make such payment without demand or

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notice by the Company, and shall pay any amounts due for such services provided up to the termination of this Agreement.

(d)	The parties to this Agreement recognize and agree that the payments hereunder are for distribution and/or shareholder related services and do not constitute payment in any manner for investment advisory, recordkeeping or administrative services, and are not otherwise related to investment advisory expenses. The Company represents and warrants that the fees to be paid by the Distributor for services to be rendered by the Company pursuant to the terms of this Agreement are to compensate the Company and/or its affiliates for providing such distribution and/or shareholder related services to the Trusts as described on this Schedule D and do not reimburse or compensate the Company and/or its affiliates for providing services with respect to the Contracts or any Separate Account, and are not duplicate of any services that the Company and/or its affiliates provide to the Trusts.

(e)	All Shareholder Service Fees are to be directed to the Company. Such payments should be made as follows:

By Automated Clearing House:
Bank: JPMorgan Chase Bank
ABA#: [ ]
Account Name: MassMutual
Account Number: [ ]
References: USIG Revenue Sharing
(f)	All Distribution 12b-1 Fees are to be directed to the Company’s affiliate, MSD, on behalf of MMLIS, MMLD, MSD and the Company. Such payments should be made as follows:

By Automated Clearing House:
Bank: Bank of America
Bank Address: 2000 Clayton Road Concord, CA 94520
ABA#: [ ]
Account Name: MML Strategic Distributors, LLC
Account Number: [ ]
References: Revenue Sharing

By Bank Wire::
Bank: Bank of America
Bank Address: 100 West 33rd Street New York, NY 10001
ABA#: [ ]
Swift Code: [ ]
Account Name: MML Strategic Distributors, LLC
Account Number: [ ]
References: Revenue Sharing

(g)	The Trusts and/or the Distributor shall provide information that will enable the Company to properly account for the funds (i.e., company name, Portfolio, CUSIP, period covered, average net assets, etc.).

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(h)	The Company and/or its affiliate shall provide the Distributor such information as reasonably requested by the Distributor to enable the Distributor to comply with the reporting requirements of Rule 12b-1 under the Investment Company Act (“Rule 12b-1”) regarding the disbursement of the Distribution 12b-1 Fee during such period.